2016 Letter to Shareholders | Page 1 Dear Shareholders: Nelnet closed out another solid year in 2016. With the addition of our fiber-optic communications business, ALLO, and our preparation for the federal student loan servicing procurement, it was a transitional year for the company. As anticipated, we grew our payment processing and loan servicing businesses, we experienced runoff in our Federal Family Education Loan (FFEL) Program student loan portfolio, and we invested significant time and capital in ALLO. The year began on a high note when we took ownership of ALLO Communications on December 31, 2015. ALLO is a unique, Nebraska-based telecommunications company that provides a pure, end-to-end fiber-optic network to businesses and residences, providing customers with ultra-fast internet, phone, and television services. This acquisition increased ALLO’s immediate market opportunity sixfold, from 23,000 to 137,000 homes, with a plan to pass fiber within reach of all residences in our hometown and corporate headquarters of Lincoln, Nebraska. As expected, the U.S. Department of Education (Department) issued a procurement in early 2016 that may have a large impact on the future of our federal student loan servicing business. This procurement seeks a single servicing system platform with multiple customer service providers. Aggregating all loans held by the federal government to one system platform will help create a common experience for borrowers, encourage affordable repayment, minimize defaults, consolidate data to allow better analysis, reduce the administrative burden for the government, maintain competition among the servicers, and create maximum flexibility for the government to reposition the program for any future scenario. In short, moving to a single system platform will help improve the servicing experience for borrowers and solidify a public/private servicing program that encourages competition and maximizes flexibility to rapidly adapt to future administrative and congressional student loan policies. While the presidential election dominated the public’s attention in 2016, we concentrated our efforts on what was under our control. Our goals are to focus on our customers by providing great products and services, to always innovate, to stay in front of the competition, and to position ourselves to overcome challenges and seize opportunities that come along with change. That said, we are always encouraged when there is an open discussion on reducing federal corporate tax rates, as we pay approximately 36% of our income in corporate taxes. The potential for decreased tax rates brings the opportunity for us to pursue increased investments, diversification, and growth in employment. Another item of interest occurred toward the end of 2016. The Office of the Comptroller of Currency invited public comments on the prospect of issuing limited-purpose national lending charters to qualifying FinTech companies. This is something we will be following closely in 2017, as it may align with our financial strengths, February 27, 2017

2016 Letter to Shareholders | Page 2 given the fact that our book value crossed over $2 billion and our equity-to-assets ratio was nearly 8% at year- end. If this opportunity materializes, we believe it could create an avenue for Nelnet to offer an evolving set of products and services to our growing FinTech lender customer base. While we want to avoid over-emphasizing this potential opportunity, we want to communicate that we are aware of it and that we will remain attentive to it as a developing possibility. We created many successes in 2016, across all divisions of our company. We are proud to share the accomplishments of our talented teams, including milestones we reached and the framework we laid in preparation for the future. ancia Nelnet Diversified Solutions (NDS) is the largest fee-for-service business at Nelnet. The NDS segment provides federal student loan servicing for the Direct Loan Program, FFEL Program, and consumer loan servicing for private lenders and banks. We also offer a suite of technology solutions to other loan servicing entities. At the end of 2016, NDS serviced $162.5 billion in government-owned student loans for 5.97 million borrowers, $24.4 billion in FFEL Program loans for 1.31 million borrowers, and $7.9 billion in private or consumer loans for 355,000 borrowers. This is a total of $194.8 billion serviced for 7.64 million borrowers. In addition, NDS licenses its servicing system to three other entities that service loans for over 2.2 million borrowers for the federal government. In 2016, we saw the elimination of our guaranty servicing operations when our remaining full-service guarantor exited the business at the end of its contract in June. This client generated revenue of $9.6 million in 2016. Despite that lost revenue, NDS ended the year with a pre-tax net income of $61.4 million. Our company continues to capitalize on opportunities during the wind-down of the FFEL Program, which ceased originations in 2010. While the program sees no new volume, we were able to add loans to our servicing platform by taking over portfolios from entities exiting the servicing business. As a result, we were able to minimize the runoff of the FFEL Program loans we service. We ended 2016 with a FFEL Program-serviced volume of 1.31 million borrowers, compared to 1.34 million borrowers at the end of 2015. Nelnet is one of four primary Title IV Additional Servicers (TIVAS) that won a share of the federal Direct Loan Program student loan servicing portfolio in 2009. As previously mentioned, the Department issued a request for proposal (RFP) to procure a single servicing system platform for all federally owned student loans. Nelnet engaged in discussions with another TIVAS, Great Lakes Educational Loan Services, Inc. (Great Lakes), to form a partnership of the top two ranked government servicers to specifically bid on the contract. Nelnet chose to partner with Great Lakes, one of the most respected players in the servicing industry, because their core values align with our own. Great Lakes has demonstrated its dedication to providing the highest level of customer service, promoting a culture focused on hiring the most talented and driven associates in the industry, and maintaining an unwavering dedication to ethics and consumer regulatory compliance. // Loan Servicing

2016 Letter to Shareholders | Page 3 After spending several months bringing the experience and talent of the two organizations together, this collaboration came to life on April 30, 2016, when GreatNet Solutions, LLC (GreatNet) was formed. On May 6, 2016, GreatNet bid on Phase I of the Department’s servicing procurement. On June 30, 2016, we were notified that GreatNet was one of three finalists chosen to move forward to Phase II of the solicitation process. On January 6, 2017, GreatNet submitted its Phase II response and is currently awaiting announcement from the new administration on the procurement process. After 25 years of working on mergers, acquisitions, and partnerships, I am not sure that I could point to a situation where the cultures and people of two companies fit together more perfectly. After spending the last year working closely with the Great Lakes management team, we remain confident in our partnership decision to help fulfill the Department’s vision for student loan servicing. NDS also expanded its footprint in the consumer loan space as an originator and servicer for both private education and personal loan products. We now service loans for 24 third-party entities. Thanks in part to four large-scale private loan conversions, our private loan servicing volume grew $3.3 billion, or 70%, in 2016. With the growth of our servicing portfolio, we continue to make significant investment into our technology and infrastructure. Implementing Nuance, a natural language interactive voice response (IVR) system, and a state- of-the-art Cisco telephony platform, as well as expanding and enhancing ancillary tools for our customer service agents, we were able to successfully support 8.5 million inbound borrower inquiries. Borrower calls made to our customer interaction centers were answered in less than one minute, on average, over the course of the year. We also performed over 27 million outreach activities to student loan borrowers to provide student loan counseling and to encourage repayment plans that borrowers can afford. We celebrate the fact that the student loan borrowers we service loans for paid down over $8.55 billion in principal in 2016! Our servicing enhancements have made it easier and more convenient for borrowers to reach us through their channel of choice and at times that are convenient for them. We will continue to focus on borrower experience through ongoing enhancements and improvements while we prepare for additional growth in our loan products and services in 2017. // Education Commerce and Payment Processing Nelnet Business Solutions (NBS) is our education commerce and payment processing division. The business had a record year in 2016, earning revenue of $132.7 million, up from $120.4 million in 2015, and earning a pre-tax net income of $34.7 million, up from $31.2 million in 2015. We continue to invest in innovative payment solutions for both higher education and private, faith-based K-12 schools. We are the largest provider of these services in K-12 (nearly 13,500 schools), and we are also proud to serve over 900 higher education institutions in the United States and nearly 70% of all higher education institutions in Australia. In 2016, we processed nearly $24 billion in payments for the schools we serve. We are continuing to expand our services to private, faith-based K-12 schools with deep integration between our products and services, allowing schools the ability to use our products a la carte or as a package of services. We bring these products to market under the FACTS brand for tuition management, commerce services, and

2016 Letter to Shareholders | Page 4 // Telecommunications We spent a large amount of time integrating ALLO into Nelnet in 2016. We pride ourselves on allowing the companies we acquire to keep the best of what made them successful on their own, while providing them our vast toolkit of resources, including accounting, marketing, human resources, legal, audit, compliance, risk management, and infrastructure, as well as our deep pool of capital. After significant work on engineering plans and scaling construction and operational contractors and teams, we began putting fiber into the ground across Lincoln in 2016, allowing us to begin offering our services in parts of the city. We spent $39 million in capital expenditures in 2016 and plan to accelerate our construction across Lincoln in 2017, spending an anticipated $80 million in total capital expenditures. At the acquisition’s first anniversary, ALLO has celebrated many accomplishments and continues to execute its long-term plan to expand its fiber footprint and operations. We completed the construction of almost one million linear feet of conduit across multiple communities, passing our initial 5,000 homes and businesses in Lincoln. We launched a full suite of business, residential, and governmental services in the Lincoln market, and further designed our excellent product offerings to give us a competitive edge on other market incumbents. We also added over 200 associates to our operations staff in Lincoln and Denver. The customer demand for our gigabit broadband internet, television, and telephone services continues to be very strong in ALLO’s western Nebraska markets as well as in Lincoln. Our 2017 focus will primarily be on expanding our fiber services and beginning to establish meaningful market share in Lincoln. In our six other Nebraska communities, we continue to increase our market presence and minimize competitor churn. We are evaluating the potential for expansion to additional markets in Nebraska and the region. scholarship administration, and the RenWeb brand for student information, learning management, enrollment management, emergency notification, donation, and parent portal reporting. Cross-sell activity is strong between RenWeb and FACTS schools as we continue to create a compelling value proposition for school management teams. We also launched our FACTS product in Australia and are encouraged by the opportunity to increase our business down under. Our higher education business, now known as Nelnet Campus Commerce, is focused on making college education more affordable by providing tuition payment plans and a full suite of commerce services to students. We continue to innovate mobile solutions on campus, while maintaining the highest level of security and Payment Card Industry (PCI) compliance. We will continue to invest in technologies that benefit both students and administrators in the United States and Australia. We are pleased with the consistent performance in NBS, and expect its revenue and earnings to continue to grow. Revenue streams from payments are recurring and increase as our economy grows. We will continue to innovate in payments and drive additional value as we add schools both domestically and internationally.

2016 Letter to Shareholders | Page 5 // Asset Generation and Management After several years of acquiring $4 billion or more in whole student loan or student loan residual securitizations, 2016 saw far fewer acquisition opportunities. Volatility in the student loan asset-backed securities market caused potential FFEL Program whole loan sellers to stay on the sideline throughout the year as prices dipped to reflect the more expensive secured financing conditions. However, as that market rallied through the end of 2016 and in the beginning of 2017, we are hopeful that our acquisition volume will rebound. Nelnet issued two securitizations in 2016. Notably, in December, Nelnet executed its first-ever term private student loan securitization. We securitized a combination of newer originations and legacy assets, obtaining permanent liquidity for the majority of our private loan portfolio. We think this securitization also lays the foundation for future securitization opportunities, not only in private student loans, but potentially in other asset classes as well. Another highlight for the year was the strong performance of Whitetail Rock Capital Management, our registered investment advisor. Our team navigated the market volatility well, and at the end of 2016, our FFEL Program student loan asset-backed securities under management crossed $900 million, a record high for us. // Venture and Real Estate Investments In recent years, we have begun making investments in new ventures and real estate developments, including modest early-round investments in more than 40 startups, largely software companies in the Midwest. The exception was in 2015, when the company made a significant $41 million investment in Hudl, the sports software company revolutionizing how teams around the world analyze game and practice film. We are excited to be investors in Hudl and a part of their rapid growth. We are highly confident in their products, business plan, and management team. We continue to partner with proven investors and developers to invest in real estate, including four development projects in our hometown of Lincoln. The largest project will be the revitalization of a more than 20-acre area in east downtown Lincoln, known as the Telegraph District. The redevelopment has provided office and retail space for ALLO’s growth, and the renovation of an outdated office building will provide much-needed space for our student loan customer service teams when it is completed later this year. Our other Lincoln projects include retail, office, multi-family, and hotel developments. Our goal is to leverage our equity investments in real estate to generate returns in the upper teens or higher. We currently have funded $48 million in real estate with cash and debt.

// Capital Deployment

Nelnet continues to generate significant cash flow from our student loan portfolio and operations; although we saw fewer opportunities to purchase FFEL Program loans in 2016, we made significant investments for long-term returns and value creation. After utilizing nearly $600 million of cash in 2015, Nelnet utilized cash totaling almost $550 million in 2016 toward:

- $175 million reduction of debt on unsecured facilities
- $115 million in income taxes
- $77 million in debt repurchases
- $69 million in stock repurchases
- $51 million in non-ALLO capital expenditures and real estate, venture capital, and other investments
- $39 million in ALLO network expenditures
- $21 million in dividends

We believe the future is bright and will continue to make a variety of strategic, long-term investments to deploy capital in 2017, as we did in 2016 and 2015. We plan to make investments as market opportunities arise to acquire student loans, diversify, and repurchase stock and debt, as well as continue to invest in our core fee-based businesses, ALLO's network expansion, and issuing dividends. In addition, depending on market conditions and the timing of opportunities, we may also accumulate cash for the future.

Nelnet's Corporate Performance (Annual Percentage Change)

	Nelnet Per Share Book Value With Dividends Included	Nelnet Per Share Market Value With Dividends Included	S&P 500 With Dividends Included
2004	49.2%	20.2%	10.9%
2005	41.5%	51.1%	4.9%
2006	6.3%	(32.7)%	15.8%
2007	(1.6)%	(52.5)%	5.5%
2008	6.6%	13.3%	(37.0)%
2009	21.0%	20.7%	26.5%
2010	23.7%	41.6%	15.1%
2011	22.6%	4.9%	2.1%
2012	16.7%	27.5%	16.0%
2013	26.1%	42.8%	32.4%
2014	21.1%	10.9%	13.7%
2015	16.0%	(26.6%)	1.4%
2016	15.4%	52.7%	12.0%
CAGR	**19.7%**	**7.8%**	**7.7%**

2016 Letter to Shareholders | **Page 6**

2016 Letter to Shareholders | Page 7 // Our Future Each year, we believe it is important to share Nelnet’s “fair value approach” with our shareholders. We feel it is a fundamental component to existing and potential shareholders’ understanding of how we operate our company and where it is going in the future. It is our goal for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental value recorded by the company. To achieve this goal, we strive to maintain a one-to-one relationship between the company’s fundamental value and the market price. As that implies, we would rather see Nelnet’s stock price at a fair level than at an artificial level. Our fair value approach may not be preferred by all investors, but we believe it aligns with Nelnet’s long-term approach to both our business model and market value. Undoubtedly, 2017 will present both challenges and opportunities. Fortunately, we are extremely well positioned to break down those challenges and capitalize on opportunities that arise by utilizing our strengths, outlined below. 1. We have over $2 billion in capital with an equity-to-assets ratio of 7.59%. 2. We have a robust infrastructure (both physical and intellectual property). 3. We have vast industry experience in our businesses. 4. We have a long-term view of the world. 5. We have an excellent management team and talented associates. It is interesting to note that in 2003, the year we took Nelnet public, our total revenue was $297 million and our net income was $27 million, or $0.60 per share. In 2016, in our NBS division alone, our revenue was $133 million, our net income was $22 million, and our earnings per share contribution from that single division was $0.50 per share. We have come a long way in our diversification plans and look forward to a successful year in 2017 and beyond. Thank you for your continued investment in our company. Sincerely, Jeff Noordhoek, Chief Executive Officer

2016 Letter to Shareholders | Page 8 Forward-Looking and Cautionary Statements This letter to shareholders contains forward-looking statements within the meaning of federal securities laws. Statements about the company’s plans and expectations for future financial condition, results of operations or economic performance, or that address management’s plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” "potential,” “should,” “would,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management’s current expectations as of the date of this letter and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company’s student loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program and private education loan purchases and initiatives to purchase additional FFEL Program and private education loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to adverse changes in the company’s volumes under the company’s loan servicing contract with the Department to service federally owned student loans; risks related to the Department’s initiative to procure a new contract for federal student loan servicing to acquire a single servicing platform to service all loans owned by the Department, including the risk that the company’s joint venture with Great Lakes may not be awarded the contract; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; the uncertain nature of the expected benefits from the acquisition of ALLO and the ability to successfully integrate its telecommunications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions. For more information, see the “Risk Factors” sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission (SEC), including the most recent Form 10-K filed by the company with the SEC. All forward-looking statements in this letter are as of the date of this letter. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company’s expectations, the company disclaims any commitment to do so except as required by securities laws.